Exhibit 99:
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AIRGAS  NEWS RELEASE                             Airgas, Inc.
                                                 259 N. Radnor-Chester Road
                                                 Suite 100
                                                 Radnor, PA  19087-5283
                                                 www.airgas.com
---------------------------------------------------------------------------

Investor Contact:                                 Media Contact:
Melissa Nigro (610) 902-6206            James Ely (610) 902-6010
melissa.nigro@airgas.com                      jim.ely@airgas.com


For release:  Immediately


                  AIRGAS REPORTS FOURTH QUARTER
                     AND FISCAL 2001 RESULTS


RADNOR, PA, May 10, 2001 - Airgas, Inc. (NYSE - ARG) today reported results for the fourth quarter and fiscal year ended March 31, 2001.

Net earnings for the quarter were $0.12 per diluted share compared to

$0.08 per diluted share in the same period a year ago, excluding certain gains and charges in both periods.  Including all gains and charges, net earnings for the quarter ended March 31, 2001 were $.02 per diluted

share compared to $.01 per diluted share a year ago.   Free cash flow

(defined below) for the quarter was $0.41 per diluted share versus $0.27 per diluted share last year.



Fiscal fourth quarter sales increased to $415 million, from $406 million last year.  Total same-store sales increased by 2.5% compared to the same quarter a year ago.  Same-store sales in the Distribution segment were up 1.8%, reflecting increases of 7% for gases and rent and a 2%

decline in hardgoods.  Same-store sales for the Gas Operations segment increased 11.3%.  Capital spending in the fourth quarter was flat at $18 million.



"We were pleased with our performance in the fourth quarter as sales grew despite an uncertain economic environment," commented Peter

McCausland, Chairman and Chief Executive Officer.  "We continue to see signs that we are growing market share, which is no doubt a result of our success in strategic accounts, cross-selling and strategic product sales.  Price increases are contributing to sales growth as well.

However, we continue to be affected by higher energy costs, which impact both the cost of gases and distribution. In addition, we incurred consulting fees related to a project focused on operational and administrative process improvements.  Looking ahead, we believe our operating strategy will allow us to more effectively manage these cost pressures and improve our margins.  We are striving to achieve the right balance between growth and improving returns in an effort to maximize shareholder value."



For the year ended March 31, 2001, net earnings were $0.52 per diluted share, even with the prior year, excluding certain gains and charges in both years.  Including the gains and charges in both years, net earnings in fiscal 2001 were $0.42 per diluted share compared to $0.54 per diluted share last year. Free cash flow per diluted share increased 15%

to $0.94 compared to $0.82 in the prior year.  The strong cash flow characteristics of the business facilitated debt reduction of $113 million for the year.  Sales increased to $1.63 billion from $1.54 billion in the prior year.  Capital spending for the year was $66 million compared to $65 million last year.



Net earnings in the current quarter include net charges totaling $10.0 million ($6.5 million after-tax) or $0.10 per diluted share.  The net charges include a provision in selling, distribution and administrative expenses for ongoing litigation of $5.8 million.  The litigation charge represents an estimate of the overall future legal expenses associated with the defense of a previously disclosed lawsuit filed by a competitor, net of the reversal of liabilities previously established in connection with the defense of class-action lawsuits related to hazardous materials charges.  The competitor's lawsuit is expected to go to trial in fiscal 2002 and the Company is confident it will prevail.

The Company finalized matters related to the class-action lawsuits in the most recent quarter.



The balance of the net charges were comprised of special charges of $3.6 million, net, which primarily include $8.5 million related to severance costs resulting from a reduction in workforce, exit costs for the closure of branch locations and losses associated with the anticipated divestiture of several non-core businesses, partially offset by a gain related to an insurance settlement associated with losses incurred in connection with a fiscal 1997 special charge.

"The positive sales momentum combined with our cost reduction efforts is indicative of our operational focus," added McCausland.  "The cost reductions were aimed at improving results at under performing operating units as part of our drive to increase operating margins.  We remain committed to improving returns and laying the foundation for future growth."



The Company will conduct an earnings teleconference on Friday, May 11,

2001 beginning at 8:30 a.m. Eastern Time.  Slides to be presented during the Company's teleconference, information about how to access a live webcast of the teleconference, and replay instructions are available in the 'Investor Info' section on the Company's Internet site

www.airgas.com.  The replay will be accessible for one week starting at approximately 11:00 a.m. Eastern Time on Friday, May 11, 2001.



Free cash flow is defined as net earnings, excluding certain gains and charges, plus depreciation, amortization and deferred income taxes,

minus capital spending, plus/minus the change in working capital,

excluding the impact of the accounts receivable securitization.


ABOUT AIRGAS, INC.

Airgas, Inc. is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of 700 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eCommerce, catalog and telemarketing channels. Its national scale and strong local presence offers a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.


                       FORWARD-LOOKING STATEMENTS

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: sales trends; the ability to successfully execute the Company's long-term strategy; the success of sales initiatives such as strategic accounts, cross-selling and strategic products in growing sales and market share; the impact of price increases on sales growth; the Company's expectations regarding continued positive sales momentum; the success of the Company's operating strategy in effectively managing cost pressures and improving margins; the ability to achieve the right balance between growth and returns to maximize shareholder value; the success of cost reduction efforts; and the estimate of future legal expenses and the outcome of previously disclosed lawsuits. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important

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risk factors and should not be regarded as a representation by the
Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the success of marketing initiatives, cross-selling and strategic product sales in growing sales and market share; the market acceptance of the Company's price increases; increased cost pressures and the inability to control costs; the impact of consulting expenses on future results; an economic downturn (including adverse changes in the specific markets for our products); the inability of the Company to successfully execute its operating strategy; increased competition; the inability of the Company to successfully execute its operating strategy; customer acceptance of the Company's products; adverse changes in customer buying patterns; higher than estimated legal fees and/or an unfavorable outcome of previously disclosed lawsuits; and other factors described in the Company's reports, including Form 10-K dated March 31, 2000 and Forms 10-Q dated June 30, 2000, September 30, 2000 and December 31, 2000 filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.


                         AIRGAS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)

                                            (Unaudited)
                                        Three Months Ended       Twelve Months Ended
                                             March 31,                March 31,
                                          2001       2000          2001      2000
                                          ----       ----          ----      ----
Net sales:
     Distribution                      $381,903   $377,248     $1,487,422   $1,409,949
     Gas Operations                      32,933     28,870        141,479      132,385
                                        -------    -------      ---------    ---------
          Total net sales               414,836    406,118      1,628,901    1,542,334

Costs and expenses:
     Cost of products sold (excluding
      depreciation and amortization)
        Distribution                    205,705    204,917        797,423      760,122
        Gas Operations (a)               10,435     11,969         49,777       56,475
     Selling, distribution and
      administrative expenses (b)       156,575    150,705        583,355      532,527
     Depreciation                        14,938     15,838         62,938       63,635
     Amortization                         5,922      6,365         23,816       25,673
     Special charges (recoveries) (c)     3,643          -          3,643       (2,829)
                                        -------    -------      ---------    ---------
          Total costs and expenses      397,218    389,794      1,520,952    1,435,603

Operating income:
     Distribution                        17,425     15,381         92,186       94,671
     Gas Operations                       3,836        943         19,406        9,231
     Special (charges) recoveries (c)    (3,643)         -         (3,643)       2,829
                                        -------    -------      ---------    ---------
          Total operating income         17,618     16,324        107,949      106,731

Interest expense, net                   (12,539)   (15,393)       (60,207)     (57,560)
Discount on securitization of
  trade receivables (d)                  (1,166)         -         (1,303)           -
Other income (expense), net (e)            (567)     1,223            242       17,862
Equity in earnings (losses) of
  unconsolidated affiliates (f)             (46)     1,003          2,260        3,391
                                        -------    -------      ---------    ---------
     Earnings before income taxes and
      the cumulative effect of an
      accounting change                   3,300      3,157         48,941       70,424

Income tax expense                        1,972      2,631         20,718       31,551
                                        -------    -------      ---------    ---------
     Earnings before the cumulative
      effect of an accounting change      1,328        526         28,223       38,873

Cumulative effect of an accounting
 change, net of taxes (g)                     -          -              -         (590)
                                        -------    -------      ---------    ---------
Net earnings                           $  1,328   $    526      $  28,223    $  38,283
                                        =======    =======      =========    =========

Net earnings (excl. certain gains &
 charges)(h)                           $  7,844   $  5,578      $  34,739    $  36,897
                                        =======    =======      =========    =========

Per share data:
     Basic earnings per share          $    .02   $    .01       $    .43     $    .55
     Diluted earnings per share        $    .02   $    .01       $    .42     $    .54

Per share data (excl. certain gains &
 charges)(h):
     Basic earnings per share          $    .12   $    .08       $    .53     $    .53
     Diluted earnings per share        $    .12   $    .08       $    .52     $    .52

Weighted average shares outstanding:
     Basic                               66,900     68,000         66,000       69,200
     Diluted                             67,700     69,500         67,200       70,600

See notes to consolidated financial statements.

                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Amounts in thousands)


                                               March 31,    March 31,
                                                 2001         2000
                                                 ----         ----
ASSETS
Trade accounts receivable, net (d)           $  143,129   $  211,989
Inventories, net                                155,024      159,438
Deferred income tax asset, net                   10,143       13,752
Prepaids and other current assets                25,549       23,611
                                              ---------    ---------
    TOTAL CURRENT ASSETS                        333,845      408,790

Property, plant and equipment, net              704,646      753,768
Goodwill, net                                   432,825      445,498
Other non-current assets, net                   111,409      131,275
                                              ---------    ---------
    TOTAL ASSETS                             $1,582,725   $1,739,331
                                              =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                      $   76,337   $   78,276
Accrued expenses and
  other current liabilities                     132,308      121,249
Current portion of long-term debt                72,945       20,071
                                              ---------    ---------
    TOTAL CURRENT LIABILITIES                   281,590      219,596

Long-term debt (d)                              620,664      857,422
Deferred income taxes                           161,176      160,808
Other non-current liabilities                    22,446       28,998

Stockholders' equity                            496,849      472,507
                                              ---------    ---------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                   $1,582,725   $1,739,331
                                              =========    =========

See notes to consolidated financial statements.

Notes to consolidated financial statements:


(a) Gas Operations' cost of products sold for the year ended March 31, 2000 includes an inventory write-down of $3.8 million ($2.2 million after-tax) related to certain specialty gas inventories.

(b) Selling, distribution and administrative expenses for the three and twelve months ended March 31, 2001 includes a litigation charge of $5.8 million ($3.7 million after-tax). The litigation charge includes an estimate of overall future costs associated with the defense of a previously disclosed lawsuit filed by a competitor, net of the reversal of liabilities previously established in connection with the defense and settlement of class-action lawsuits related to hazardous materials charges.

    Selling, distribution and administrative expenses for the three months and year ended March 31, 2000 includes a litigation charge of $7.5 million ($4.8 million after-tax) representing an estimate of overall costs associated with the defense and settlement of class-action lawsuits related to hazardous materials charges.

(c) Special charges of $3.6 million ($2.3 million after-tax) for the three months and year ended March 31, 2001 primarily includes a charge of $8.5 million related to severance costs resulting from a workforce reduction of 275 employees nationwide, exit costs for the closure of approximately 30 facilities and losses associated with the anticipated divestiture of certain non-core businesses, partially offset by a $4.0 million gain from an insurance settlement associated with a loss incurred in connection with a fiscal 1997 special charge.

    Special charge recoveries of $2.8 million ($1.7 million after-tax) for the year ended March 31, 2000 primarily include an insurance settlement related to the fiscal 1997 special charge.

(d) Discount on securitization of trade receivables relates to a receivables securitization program entered into during fiscal 2001. Cash proceeds of approximately $73 million from the securitization program were used to reduce borrowings under the Company's revolving credit agreement.

(e) Other income, net, for the three months and year ended March 31, 2001 includes a $200 thousand after-tax gain from the divestiture of the Company's Jackson Dome carbon dioxide business.

    Other income, net, for the three months and year ended March 31, 2000 includes a net loss of $300 thousand from the disposal of certain assets, partially offset by a gain from the divestiture of a non-core business. For the year ended March 31, 2000, other income, net, also includes a $14.9 million ($7.8 million after-tax) gain resulting from the divestiture of the Company's operations in Poland and Thailand.

(f) Equity in earnings of unconsolidated affiliates for the three months and year ended March 31, 2001 includes after-tax charges of $700 thousand associated with losses from two equity affiliates.

(g) Effective April 1, 1999, the Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." The year ended March 31, 2000 includes an after-tax charge of $590 thousand for the cumulative effect of an accounting change related to previously capitalized costs from start-up activities.

(h) Net earnings, adjusted to exclude the items described in the above notes:

                                     Three Months Ended   Twelve Months Ended
                                          March 31,            March 31,
(Amounts in millions)                  2001       2000      2001       2000
                                       ----       ----      ----       ----
Net earnings as reported              $  1.3     $  .5     $ 28.2     $ 38.3

Certain gains and charges (after-tax):
  Inventory write-down (a)                --        --         --        2.2
  Net litigation charges (b)             3.7       4.8        3.7        4.8
  Special charges (c)                    2.3        --        2.3       (1.6)
  Divestitures (gain) loss (e)          (0.2)      0.3       (0.2)      (7.4)
  Equity affiliates charges (f)          0.7        --        0.7         --
  Accounting change (g)                   --        --         --        0.6
                                       -----     -----      -----      -----
Net earnings (excluding certain
 gains and charges)                   $  7.8    $  5.6     $ 34.7     $ 36.9
                                       =====     =====      =====      =====